Exhibit 10.2

Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

SECOND AMENDMENT TO

CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) dated as of May 21, 2021 (the “Second Amendment Effective Date”) is entered into by and between All Market Inc., a Delaware corporation (“All Market” or “Borrower”), the Guarantors, and Wells Fargo Bank, National Association (“Bank”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (defined below).

RECITALS

WHEREAS, Borrower and Bank entered into that certain Credit Agreement dated as of May 12, 2020 (as amended, supplemented or otherwise modified from time to time, including as of January 11, 2021, the “Credit Agreement”);

WHEREAS, Borrower has requested certain amendments to the Credit Agreement as set forth in Section 1 below; and

WHEREAS, Bank has agreed to provide the requested amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. A. Amendments. Effective as of the Second Amendment Effective Date, (a) the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on the pages of the Credit Agreement in the form of Annex A hereto. For the avoidance of doubt, there shall be no adjustment to the Unused Commitment Fee due or payable based on the amendments to Section 1.2(c) of the Credit Agreement provided for herein as it relates to any period prior to the Second Amendment Effective Date.

B. Promissory Notes. On and effective as of the Second Amendment Effective Date, the Line of Credit Note evidencing the obligations under the Line of Credit shall be amended and restated (and issued by the Borrower), and a promissory note evidencing the Term Loan under the Credit Agreement as amended hereby shall be issued by the Borrower, in the forms attached hereto as Exhibits A-1 and A-2, respectively (such promissory notes, the “Promissory Notes”).

II. Conditions Precedent. This Agreement shall be effective on the Second Amendment Effective Date upon satisfaction of the following conditions precedent:

A. Receipt by Bank of counterparts of this Agreement duly executed by the Borrower, the Guarantors and Bank.

B. Receipt by the Bank of the Promissory Notes duly executed by the Borrower.

C. Receipt by Bank of secretary’s/officer’s certificates of Borrower and each Guarantor certifying as to resolutions of such Persons authorizing the transactions contemplated hereby, and certifying as to such other matters as Bank may request.

D. Receipt by Bank of a draft of the financial statements required by Section 4.3(b) of the Credit Agreement for the fiscal year of Borrower ended December 31, 2020 and the fiscal quarter of Borrower ended March 31, 2021.

E. Payment by Borrower to Bank (in immediately available funds and otherwise in accordance with the applicable provisions of the Credit Agreement) of the Commitment Fee (as defined below).

F. Payment by Borrower of all reasonable fees and expenses of Bank (including reasonable attorney’s fees of Bank) (to the extent invoiced) in connection with the drafting and negotiation of this Agreement and the documents referenced herein and the consummation of the transactions contemplated hereby and thereby.

III. Miscellaneous.

A. The Credit Agreement, and the obligations of Borrower or any Guarantor (each, individually, a “Loan Party” and collectively, the “Loan Parties”) thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as affected and amended by this Agreement.

B. Upon the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement,” “hereunder” or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended by this Agreement. This Agreement is a Loan Document.

C. Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms (reaffirms) all of its obligations under the Loan Documents and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents.

D. The Loan Parties hereby represent and warrant as follows:

1. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement;

2. This Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, reorganization or other debtor relief laws, and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

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3. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Agreement;

4. Subject to the modifications to the schedules to the Credit Agreement that are set forth in Schedule 1 attached hereto, the representations and warranties of the Loan Parties set forth in Article II of the Credit Agreement and in each other Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date; and

5. No event has occurred and is continuing which constitutes an Event of Default.

E. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy or digital/electronic transmission (e.g., PDF format) shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

F. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

G. The terms of Section 7.12 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

H. Borrower shall pay to Bank on the Amendment Effective Date a non-refundable commitment fee in the amount of $50,000 (the “Commitment Fee”).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALL MARKET INC., a Delaware corporation

By:	/s/ Kevin Benmoussa
Name:	Kevin Benmoussa
Title:	CFO

COCO CAFÉ INC., a Delaware corporation

By:	/s/ Kevin Benmoussa
Name:	Kevin Benmoussa
Title:	CFO

AMI RUNA U.S. LLC, a Delaware limited liability company

By:	/s/ Kevin Benmoussa
Name:	Kevin Benmoussa
Title:	CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Christopher Micheletti
Name:	Christopher Micheletti
Title:	Senior Vice-President

ANNEX A

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated May 12, 2020, is by and between ALL MARKET INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT; TERM LOAN

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 21, 2026, not to exceed at any time the aggregate principal amount of Sixty Million and 00/100 Dollars ($60,000,000.00) (subject to increase or decrease pursuant to the applicable provisions hereof, “Line of Credit”), the proceeds of which shall be used for general corporate purposes, for dividends, distributions, repurchases and redemptions of equity to the extent permitted hereunder, for Permitted Acquisitions (as defined below), and to refinance indebtedness existing immediately prior to the closing of the transactions contemplated hereby; provided, however, that notwithstanding the foregoing to the contrary, not greater than $35,000,000 of the proceeds of advances/borrowings under the Line of Credit may be used to pay/fund, directly or indirectly, the Permitted Redemption (as defined in Section 5.8). Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date hereof, as modified from time to time (“Line of Credit Note”).

(b) Borrowing and Repayment – Line of Credit. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow,

subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available under the Line of Credit or such Line of Credit Note, as set forth herein.

(c) Commitment Reduction – Line of Credit. Borrower shall have the right to terminate or permanently reduce the unused portion of the maximum Line of Credit amount at any time or from time to time upon not less than fifteen (15) days’ prior written notice to the Bank of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Bank; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of credit/loans made on the effective date thereof, the aggregate outstanding principal amount hereunder would exceed the maximum Line of Credit amount.

1. Term Loan Facility.

(1) Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower on May 21, 2021 in the principal amount of Thirty Million Dollars ($30,000,000) (“Term Loan”), the entire proceeds of which shall be used to refinance/prepay outstanding amounts under the Line of Credit (for the sake of clarity, such refinancing/prepayment is not a permanent commitment reduction as described in Section 1.1(c)) (with the balance, if any, to be used solely for the same purposes for which the proceeds of borrowings under the Line of Credit may be used). Borrower’s obligation to repay the Term Loan shall be evidenced by a promissory note dated May 21, 2021, as modified from time to time (“Term Note”). Bank’s commitment to make the Term Loan shall terminate on May 21, 2021.

(2) Repayment. Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(3) Prepayment. Borrower may or shall, as applicable, prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto (i.e., any loan or advance hereunder) shall bear interest at the rate of interest set forth in the Line of Credit Note, the Term Note or other instrument or document executed in connection therewith, as applicable. The Line of Credit Note, the Term Note or other instruments or documents executed in connection with the credit subject to this Agreement, as applicable, may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest, as more particularly specified in such Line of Credit Note, such Term Note or such other instruments or documents, as applicable. In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the Line of Credit Note, the Term Note or other instrument or document, as applicable, shall bear interest at a rate equal to such index rate of interest plus the margin rate of interest, as more particularly specified in such Line of Credit Note, such Term Note or such other instrument or document, as applicable.

(b) Computation and Payment. Interest shall be computed on the basis set forth in the Line of Credit Note, the Term Note or other instrument or document, as applicable. Interest shall be payable at the times and places set forth in the Line of Credit Note, the Term Note or other instrument or document, as applicable.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to the rate per annum referenced below (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly (calendar) basis by Bank and shall be due and payable by Borrower in arrears on the first day of each calendar quarter, commencing on July 1, 2020.

Level	Total Leverage Ratio (as defined in Section 4.9(a))	Unused Commitment Fee
I	Less than or equal to 1.25 to 1.00	0.10%
II	Greater than 1.25 to 1.00 but less than or equal to 2.00 to 1.00	0.15%
III	Greater than 2.00 to 1.00 but less than 2.50 to 1.0	0.20%
IV	Equal to or greater than 2.50 to 1.0	0.20%

The Unused Commitment Fee shall, in each case, be determined and adjusted quarterly, on the date on which the Bank has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year) or the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year), as applicable, and the certifications required to be delivered to the Bank in connection therewith (each, a “Determination Date”). Such Unused Commitment Fee shall be effective from such Determination Date until the next Determination Date. After the closing of transactions contemplated hereby on the date hereof, if the Borrower shall fail to provide the financial information or certifications required to determine the Unused Commitment Fee in accordance with the applicable provisions hereof in timely fashion (without regard to any grace or cure periods), the Unused Commitment Fee shall, on the date five (5) days after the date by which Borrower was so required to provide such financial information or certifications to the Bank, be based on Level IV until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then-current Total Leverage Ratio.

SECTION 1.3. COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower’s deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank from time to time, other than indebtedness that is excluded (if at all) from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall grant to Bank security interests of first priority in all Borrower’s assets, except to the extent otherwise provided (if at all) under the above-referenced security agreement(s) and subject only to Permitted Priority Liens (as defined below). “Permitted Priority Liens” means Permitted Liens under Section 5.9(iii), “Permitted Derivatives Contract Liens,” “Permitted Target Liens,” liens on motor vehicles, and “Permitted Warehouseman’s Liens” (as such terms are hereinafter defined) which statutorily would have priority over the lien of Bank on the relevant Collateral.

Borrower shall cause each of the Guarantors referenced in Section 1.5 hereof from time to time, on the date hereof in respect of Coco Café Inc. and AMI Runa U.S. LLC, and within fifteen days of other such person/entity becoming a Guarantor, to grant to Bank security interests of first priority in all assets owned by each such entity, except to the extent otherwise provided (if at all) under the above-referenced security agreement(s) and subject to Permitted Priority Liens, as evidenced by and subject to security agreements/joinders in form and substance satisfactory to Bank.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank and consistent with the terms of this Agreement. Borrower shall pay to Bank immediately upon demand the full amount of all out-of-pocket charges, costs and expenses (to include fees paid to third parties but excluding all costs of Bank employees), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank under this Agreement or any of the other Loan Documents (as defined below) shall be guaranteed jointly and severally by: (a) Coco Cafe Inc. and AMI Runa U.S. LLC on and effective as of the date hereof; (b) hereafter, within fifteen days of the acquisition or formation of the same, all other direct or indirect domestic wholly-owned subsidiaries of Borrower from time to time; and (c) effective as of the date of consummation of any Permitted Acquisition, any direct or indirect subsidiary of Borrower (whether or not wholly-owned) formed or acquired in connection therewith or which was the acquiror in such Permitted Acquisition (each, a “Guarantor”), as evidenced (in the case of (a), (b) or (c) above) by and subject to guaranties/joinder agreements in form and substance reasonably satisfactory to Bank and consistent with the terms of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the date hereof and on the date of each subsequent request for any extension of credit hereunder and on the date of each such extension of credit (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), except with respect to statements that speak to an earlier date, in which case, they shall be made as of such earlier date, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. (a) Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all other jurisdictions in which such qualification or licensing is required and in which the failure to so qualify or to be so licensed could have a Material Adverse Effect; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, (iii) any direct or indirect affiliate or subsidiary of Borrower, (iv) any Guarantor, and (v) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iv) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents (as defined below). “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof (and assuming due authorization and execution by the Bank) will constitute legal, valid and binding agreements and obligations of Borrower or each other party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower or any of its subsidiaries of each of the Loan Documents does/will not: violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower or any of its subsidiaries; or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any of its subsidiaries is a party or by which Borrower or any of its subsidiaries may be bound and where such breach or default could reasonably be expected to have a Material Adverse Effect.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before or involving any person or entity, governmental authority, arbitrator, court or administrative agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Certain claims/litigations are described on Schedule 2.4 attached hereto. For purposes of this Agreement, all reference to knowledge of Borrower and phrases of similar import shall mean the actual knowledge of Kevin Benmoussa.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION. The annual financial statements of Borrower and its subsidiaries dated December 31, 2018, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower and its subsidiaries, subject to normal year-end adjustments, (b) disclose all liabilities of Borrower and its subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) subject to the foregoing, have been prepared in accordance with generally accepted accounting principles consistently applied, except as indicated in notes thereto. Since the dates of such financial statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, nor has Borrower or any of its subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise expressly permitted under this Agreement or by Bank hereunder in writing and except for Permitted Liens. All information provided from time to time by Borrower or any Guarantor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes with respect to the Line of Credit or the transactions contemplated hereby was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct as of the date hereof.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any of its subsidiaries’ income taxes payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any of its subsidiaries is a party or by which Borrower or any of its subsidiaries may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower or any of its subsidiaries.

SECTION 2.8. PERMITS; FRANCHISES; INTELLECTUAL PROPERTY; MATERIAL CONTRACTS. Each of Borrower and each of its subsidiaries possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, and each of Borrower and each of its subsidiaries is in compliance with all laws applicable to it, in each case, except to the extent that such lack of possession or non-compliance has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. Set forth on Schedule 2.8 is a list of all (a) registered and other intellectual property (e.g., trademarks, copyrights, patents, etc.) owned or used by Borrower or any of its subsidiaries, and (b) purchase and sale contracts between Borrower and/or any of its subsidiaries, on the one hand, and any of the top three (3) suppliers and top three (3) customers of Borrower and/or any of its subsidiaries, on the other hand, as of the date hereof (each, a “Material Contract”).

SECTION 2.9. ERISA. Each of Borrower and each of its subsidiaries: is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by it (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by it; has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles, in each case, except to the extent such non-compliance, violation, occurrence or non-fulfillment has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any of its subsidiaries is, to the knowledge of Borrower, in default (after the passage of all applicable notice and cure periods) of/under any obligation for borrowed money, any purchase money obligation, any material real estate lease or any other Material Contract. Any obligations existing as of the date hereof which are/would be the subject of the foregoing or either of Sections 5.4 or 5.6 are listed on Schedule 5.4 or Schedule 5.6, as applicable.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as on Schedule 2.11, each of Borrower and each of its subsidiaries is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s or any such subsidiary’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of its subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any of its subsidiaries has material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12 SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS.

(a) Each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein: “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

SECTION 2.13. SUBSIDIARIES. Schedule 2.13 contains a list of all subsidiaries of Borrower (whether directly-owned or indirectly-owned, and whether or not wholly-owned), along with the percentages of ownership and the jurisdictions of organization or formation.

SECTION 2.14. OWNERSHIP OF BORROWER. Schedule 2.14 contains a list of all owners of Borrower (including owners of warrants or options relating thereto), along with the percentage owned by each such owner, as of the date hereof, in each case, who/which own more than five percent (5%) of its issued and outstanding stock on fully diluted basis or who/which have control of Borrower.

Except as expressly set forth in this Article II or in any of the Loan Documents, Borrower makes no representations or warranties related to Borrower, other members of Borrowing Group or their respective businesses or products (“additional representations and warranties”); and all such additional representations and warranties are hereby disclaimed.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 3.1 have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 3.2 have been fulfilled to Bank’s satisfaction.

(a) Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	The guarantees of each of Coco Cafe Inc. and AMI Runa U.S. LLC.

(iii)	The security and pledge agreements of Borrower and each Guarantor.

(iv)

Secretaries’/officers’ certificates of Borrower and each Guarantor (in the form attached hereto as Exhibit A), certifying as to each such entity’s organizational documents (e.g., certificates of incorporation, by-laws, shareholders agreements, limited liability company agreements, etc.), authorizing resolutions or approvals, the incumbency of the relevant personnel/signatories, good standing certificates and such other matters as Bank may require, along with certificates of government officials relating to the foregoing, as applicable.

(v)	UCC and related searches regarding Borrower and Guarantors reflecting no liens on any of their respective assets other than Permitted Liens.

(vi)	Certificates of Insurance (e.g., evidencing compliance with the applicable provisions hereof).

(vii)	Such other documents as Bank may require under any other Section of this Agreement.

(viii)

Notwithstanding anything contained in Section 6(c)(i) of any of the security agreements delivered contemporaneously herewith, the “Debtors” thereunder shall (and Borrower shall cause such Debtors to), and such Debtors shall be permitted to, deliver to Bank the certificates which are the subject of such Section within 90 days of the date hereof.

(c) Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto with the same effect as though such representations and warranties had been made on and as of each such date (except with respect to statements that speak to an earlier date, in which case they shall be true as of the earlier date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or would or result from any such extension of credit.

(b) Documentation. Bank shall have received all additional documents under this Agreement or any of the other Loan Documents which may be required in connection with such extension of credit.

(c) Payment of Fees. Bank shall have received payment in full of any fees and expenses required by any of the Loan Documents to be paid at the time such credit extension is made. For the purposes of clarity, other than reimbursement of legal fees and legal and other expenses as provided for in Section 7.3 below, no other fees or expenses shall be owed by Borrower to Bank in connection with the negotiation or execution of this Agreement or the initial extension of credit hereunder.

(d) Financial Condition. There shall have been no events or circumstances that have had or could reasonably be expected to have a Material Adverse Effect, as determined by Bank.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each of its subsidiaries to, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents to which it is a party at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower or any of its subsidiaries, in each case, so long as the foregoing does not interfere with the business of Borrower in any material respect. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3. FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank (including, without limitation, that the financial statements to be delivered as referenced below shall, among other things, meet the criteria for financial statements of Borrower and its subsidiaries described in Section 2.5):

(a) not later than 150 days after and as of the end of each fiscal year of Borrower, unqualified audited financial statements of Borrower on a consolidated and consolidating (which consolidating financial statements, notwithstanding the foregoing, may be unaudited and internally prepared) basis, audited by certified public accountants acceptable to Bank, to include balance sheets, income statements, statements of cash flows, and changes in stockholders’ equity statement(s). The audited annual financial statements shall be accompanied by the unqualified opinion of such accountants;

(b) not later than 75 days after and as of the end of each fiscal quarter (including the fourth fiscal quarter) of each fiscal year of Borrower, financial statements of Borrower on a consolidated basis, prepared by Borrower, to include a balance sheet, an income statement, and a statement of cash flows;

(c) contemporaneously with all annual and quarterly financial statements of Borrower required hereby, a certificate of the president or chief financial officer of Borrower (in the form attached hereto as Exhibit B) certifying, in his or her capacity as an officer and not in his or her individual capacity, that such financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor, to his or her knowledge, any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d) within 75 days after the commencement of each fiscal year, Borrower’s projections for such fiscal year (on a consolidated basis), to include a balance sheet, an income statement, and a statement of cash flows;

(e) from time to time such other financial and business information relating to Borrower or any of its subsidiaries as Bank may reasonably request (and as when requested);

(f) from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes; and

(g) contemporaneously with the financial statements of the Borrower for the fiscal quarter ended June 30, 2021, an updated Schedule 5.7 (reflecting the information which is the subject thereof for and effective as of such updated schedule delivery date).

SECTION 4.4. COMPLIANCE.

(a) Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower or any of its subsidiaries is organized and/or which govern any such entity’s continued existence; and comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower or any of its subsidiaries is located or doing business or which requirements are otherwise applicable to Borrower or any of its subsidiaries, in each case, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; and

(b) comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 4.5. INSURANCE. (a) Maintain and keep in force, for each business in which Borrower or any of its subsidiaries is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Bank, hurricane, windstorm, seismic property damage, workers’ compensation, marine cargo insurance, and specific hazards affecting any real property, including terrorism, with all such insurance carried in amounts reasonably satisfactory to Bank and where required by Bank, with replacement cost, mortgagee loss payable, lender loss payable and additional insured endorsements in favor of Bank, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank’s request, schedules setting forth all insurance then in effect, together with a lender’s loss payee and additional insured endorsement for all such insurance naming Bank as a lender loss payee and additional insured. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is reasonably acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6. FACILITIES, ETC. Keep all assets and properties that are useful or necessary to business of Borrower or any of its subsidiaries in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be adequately preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or any of its subsidiaries, as applicable, may in good faith contest or as to which a bona fide dispute may arise, and (b) as it relates to contests or disputes involving indebtedness or obligations, other than taxes and assessments, in an aggregate amount in excess of $750,000, for which Borrower or any of its subsidiaries, as applicable, has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or any of its subsidiaries, as applicable, is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of its subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.9. FINANCIAL CONDITION. Maintain the financial condition of Borrower and its subsidiaries as follows, using/determined based on generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), and performing or satisfying the other below-referenced obligations or conditions:

(a) by not permitting the ratio (the “Total Leverage Ratio”) of Total Funded Debt (as defined below) of Borrower and its subsidiaries to EBITDA of Borrower and its subsidiaries to be greater than 3.0 to 1.0, as of each fiscal quarter end, determined on a rolling 4-quarter basis, with: “Total Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt) plus all capital lease obligations, and with “EBITDA” defined as, without duplication, net profit before taxes, plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, plus (1) non-cash costs, charges, and expenses including but not limited to non-cash stock compensation, foreign currency translation losses, and impairment charges related to intangible assets and (2) non- operating or extra-ordinary cash charges and expenses including but not limited to restructuring costs, severance, asset write-offs (excluding those on intangible assets), distribution agreement buy-outs, and acquisition related costs and related fees, provided that all such items in (2) shall not exceed 25% of EBITDA before the addition of these items, minus any non-cash gains arising from foreign currency transactions or any other non-cash gains that served to increase net income (for the purposes of clarity, the Runa Payments (as defined below), as well as any yearly non-cash gain or loss resulting from the Runa Payments-related contingent liability, shall be added back to/subtracted from, as applicable, net profit in respect of the calculation of EBITDA hereunder); provided that in connection with a Permitted Acquisition with respect to which the total consideration paid exceeds $20 million, Borrower may elect, by delivering to Bank a certificate of the president or chief financial officer of Borrower to that effect, to increase the permitted Total Leverage Ratio to 3.50 to 1.00 (an “Acquisition Leverage Increase”) for a period of four (4) consecutive fiscal quarters, starting with the fiscal quarter in which such Permitted Acquisition is consummated (such period, a “Leverage Increase Period”). During the term of this Agreement, no more than two (2) Acquisition Leverage Increases may be elected and at least two (2) consecutive fiscal quarters must pass between the end of the first Leverage Increase Period and the beginning of the second Leverage Increase Period. For the avoidance of doubt, upon the end of each Leverage Increase Period, the permitted Total Leverage Ratio shall automatically revert to 3.00 to 1.00.

(b) by maintaining a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as (a), without duplication, EBITDA, plus cash capital contributions and increases in subordinated debt, minus dividends, distributions, redemptions and repurchases of equity interest (for the sake of clarity, the Runa Payments are not dividends, distributions, redemptions or repurchases of equity) other than the Permitted Redemption (as defined in Section 5.8; for the sake of clarity, only if and to the extent such Permitted Redemption occurs and the proceeds thereof are paid prior to March 31, 2021 ), minus decreases in subordinated debt, divided by (b) the aggregate of (1) the scheduled current maturity of long-term debt (other than Line of Credit debt), (2) the current maturity of capitalized lease payments, (3) interest expense and (4) cash taxes paid; and

(c) any payment required to be paid to Runa, LLC (as part of the consideration for the acquisition of certain assets and liabilities of Runa, LLC and Runa Exportadora S.A. in 2018; the “Runa Payments”) shall be subject to (and may only be paid if/upon) (1) Borrower having liquidity (defined as “Unrestricted Cash” (as defined below) and Line of Credit availability) of at least 1.25x the amount required to be paid on the date which is 90 days prior to the payment due date (the “Test Date”), and (2) there existing no Event of Default on either the Test Date or on the date of any such Runa Payments; provided that, in the event that the requirements of this clause (c) are not met, yet the Runa Payments are otherwise due and owing under the acquisition agreement related thereto, the parties shall discuss, in good faith, amendments hereto or other measures which may be taken by the parties so that Borrower may make such Runa Payments in order to avoid a breach of the acquisition agreement. “Unrestricted Cash” means all cash and cash equivalents of Borrower and its subsidiaries at such time that is not (a) subject to any pledge, lien or control of any person or entity other than Bank, (b) subject to any contractual arrangement requiring the maintenance or segregation of such cash for a specified use or (c) reflected/recorded on the financial statements of Borrower and its subsidiaries at any time as restricted cash in accordance with GAAP.

(d) by not permitting, at any time that the outstanding principal balance of Line of Credit exceeds $40,000,000, the ratio (the “Asset Coverage Ratio”), for Borrower and its subsidiaries on a consolidated basis, of the sum of accounts receivable (exclusive of the item described on Schedule 5.7 as the employee note) and inventory, divided by the outstanding principal balance of the Line of Credit, to be less than 1.25 to 1.0 as of/at any fiscal quarter end.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days) after Borrower’s knowledge of the occurrence of each such event or matter, but notwithstanding the foregoing in no event more than one (1) business day after Borrower’s knowledge of the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws, give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any of its subsidiaries, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower or any of its subsidiaries is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the property of Borrower or any of its subsidiaries having a replacement value in excess of $1,000,000 in the aggregate; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

SECTION 4.11. SUBSIDIARIES. All direct or indirect subsidiaries of Borrower are, as of the date hereof, and will at all times continue to be, wholly-owned or majority-owned (directly or indirectly) by Borrower, as applicable, and all such wholly-owned subsidiaries that are domestic subsidiaries of Borrower shall at all times be guarantors of the obligations of Borrower hereunder and under the other Loan Documents (as referenced in Section 1.5) and grantors of first priority security interests and liens on the assets of such Guarantors (as referenced in Section 1.4).

SECTION 4.12. BANK ACCOUNTS. Maintain the principal domestic deposit accounts and other traditional banking relationships of Borrower and its subsidiaries with Bank (for the purposes of clarity, Bank acknowledges that Borrower may maintain non-principal domestic deposit accounts and relationships with one or more other domestic banks). Set forth on Schedule 4.12 a list of all domestic and foreign deposit accounts maintained by Borrower or any of its subsidiaries with respect to which, in the case of any such account, the relevant account holder maintains on an average annual balance therein of $100,000 or more as of the date hereof.

SECTION 4.13. VISITS AND INSPECTIONS. Borrower shall, and it shall cause its subsidiaries to: permit representatives of the Bank, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties (including the Collateral under the security agreement between the parties hereto dated the date hereof); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects, in each case, so long as the foregoing does not interfere with the business of Borrower in any material respect. Upon the occurrence and during the continuance of an Event of Default, the Bank may do any of the foregoing at any time without advance notice.

SECTION 4.14. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Borrower shall, and Borrower shall cause its subsidiaries to, at all times continue to engage in the business of the same general type as now conducted by it on the date hereof, and preserve, renew and keep in full force and effect its corporate or other formative existence in good standing.

SECTION 4.15. BENEFICIAL OWNERSHIP INFORMATION. Promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Bank (including a Beneficial Ownership Certification) for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws. “Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230. “Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will cause its subsidiaries not to, without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a) Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws; or (iv) for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States (the “FRB”)) or for any purpose which violates the provisions of Regulation T, U or X of the FRB (if requested by the Bank, the Borrower shall promptly furnish to the Bank a statement in conformity with the requirements of Form G-3 or Form U-1, as applicable, under Regulation U of the FRB).

(b) Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti- Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 5.2. RESERVED.

SECTION 5.3. RESERVED.

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several (the foregoing items, including, without limitation, any liabilities or obligations under any Derivatives Contracts, hereinafter “indebtedness” or “liabilities”), except: (a) the liabilities of Borrower to Bank; (b) any other liabilities of Borrower existing as of the date hereof and disclosed on (and all of which Borrower represents are disclosed on) Schedule 5.4, and any extensions, renewals, refinancing or replacements thereof, provided that the amount of original indebtedness is not increased, that any liens securing such indebtedness are Permitted Liens and are not extended to additional property, and that the terms of such indebtedness are no less favorable to the obligor than the original terms relating to such indebtedness; (c) purchase money indebtedness (including capitalized leases) for the acquisition of fixed assets or equipment, provided that such purchase money indebtedness shall not exceed $1,000,000 at any time outstanding; (d) unsecured indebtedness issued under the Small Business Act of 1953, as amended by the Coronavirus Aid, Relief, and Economic Security Act of 2020 or any similar state or local legislation, (e) unsecured indebtedness, provided that the aggregate amount of such unsecured indebtedness shall not exceed $20,000,000 at any time outstanding and that such unsecured indebtedness in excess of $10,000,000 shall be on terms and conditions satisfactory to Bank in its sole discretion, (f) secured but subordinated indebtedness (including secured indebtedness incurred in connection with any Permitted Acquisition (as such term is defined in Section 5.5) which is subordinated on terms and conditions satisfactory to Bank in its sole discretion, provided that the aggregate of such subordinated indebtedness shall not exceed $10,000,000 at any time outstanding; and further provided, however, that notwithstanding anything contained herein to the contrary, in respect of any of the indebtedness which is the subject of any of clauses (d) through (f), individually or in the aggregate, no such indebtedness shall be permitted to the extent that, at the time of incurrence of the same or after giving effect to the same, there would be a breach or violation of any of the provisions of Section 4.9 or there would be an (or there exists an) Event of Default, (g) indebtedness of Borrower to any of its subsidiaries and indebtedness of any of its subsidiaries to Borrower to the extent permitted under Section 5.7, and (h) indebtedness under or in respect of Derivatives Contracts permitted under Section 5.11.

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Except for Permitted Acquisitions (as defined below), neither (a) merge into or consolidate with any other entity; nor (b) make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other person or entity; (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business; or (e) accomplish any of the above by virtue of a division or similar transaction. “Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by Borrower or any of its subsidiaries (each a “Credit Party,” and collectively, the “Credit Parties”) of (a) all or substantially all of the assets or a majority of the outstanding voting stock/equity interests or economic interests of a person or entity (“Person”), (b) a Person that is incorporated, formed or organized by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 4.14, in each case so long as:

(i) no Default or Event of Default shall then exist or would exist immediately after giving effect thereto;

(ii) Borrower shall demonstrate to the reasonable satisfaction of Bank that, after giving effect to the acquisition on a pro forma basis, Borrower is in compliance with each of the financial covenants set forth in Section 4.9 (for the purposes of clarity, the Target’s accounts receivable and inventory (as determined and calculated in accordance with the parameters for the same set forth in Section 4.9(d) shall also be included (on a pro forma basis as referenced above) in determining the Asset Coverage Ratio), and the Target’s EBITDA shall also be included (on a pro forma basis as referenced above) in determining the Total Leverage Ratio);

(iii) Bank shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in and lien on all property (including, without limitation, equity interests) acquired with respect to the Target, subject to any Permitted Priority Liens, and the Target, if a Person, shall have complied with Sections 1.4 and 1.5;

(iv) Bank shall have received (A) a description of the material terms of such acquisition, and (B) financial statements of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date in form and substance reasonably satisfactory to Bank;

(v) such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target;

(vi) after giving effect to such acquisition, there shall be at least $10,000,000 of availability under, in the aggregate, the Line of Credit and Unrestricted Cash on hand; and

(vii) the total consideration paid for Permitted Acquisitions at any time from and after May 21, 2021 shall not exceed an aggregate of $150 million.

SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its subsidiaries as security for, any liabilities or obligations of any person or entity other than

Borrower or any of its subsidiaries in the ordinary course of business and consistent with past practice, other than in favor of Bank or except as permitted under Section 5.7. Any guarantees or other obligations of the types described above that exist on the date hereof are listed on Schedule 5.6.

SECTION 5.7. LOANS, ADVANCES, INVESTMENTS, ETC. Make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except (a) any of the foregoing existing as of the date hereof as set forth on (and all of which Borrower represents are disclosed on) Schedule 5.7 (for the sake of clarity, not any amendments, extensions, modifications or replacements of any of the same), (b) Permitted Acquisitions and investments of any person or entity existing at the time such person or entity becomes a subsidiary of Borrower pursuant to a Permitted Acquisition, (c) investments by Borrower in its subsidiaries in the ordinary course of business and consistent with past practice, (d) loans and advances made by Borrower to any of its subsidiaries and loans and advances made by any of its subsidiaries to Borrower in the ordinary course of business and consistent with past practice, (e) notes payable issued by an account debtor in the ordinary course of business and consistent with past practice, (f) other loans, advances or investments made in the ordinary course of business consistent with past practice, including (but subject to the limit/dollar threshold set forth below) guarantees of third party supplier obligations made in the ordinary course of business consistent with past practice, or (g) equity or debt investments in LifeAid Beverage Company, LLC in an aggregate amount not to exceed at any time outstanding $15 million, provided that at the time of any such loan, advance or investment, no Event of Default then exists or would result on an actual or pro forma basis after giving effect to any such loan, advance or investment, and further provided, however, that notwithstanding the foregoing to the contrary, the aggregate amount of loans/advances to shareholders or employees for marketing, travel or entertainment expenses, or to suppliers of Borrower or any of its subsidiaries (including prepayments to and guarantees for the benefit of any such suppliers), in all of the foregoing cases in the ordinary course of business consistent with past practice, shall not exceed $15,000,000 in the aggregate (for the sake of clarity, such aggregate amount/cap is inclusive of, in the case of advances, loans, guarantees and prepayments to suppliers, the advances, loans, guarantees and prepayments to suppliers which are set forth on Schedule 5.7 (and which scheduled advances, loans, guarantees and prepayments may not be amended, modified, extended or replaced)) at any time outstanding. Notwithstanding anything contained herein to the contrary, except in connection with a Permitted Acquisition, Borrower shall neither form nor acquire any direct or indirect foreign subsidiaries or domestic non-wholly-owned subsidiaries without the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed.

SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash or any other property on Borrower’s stock, membership interest, partnership interest or other ownership interest now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any class or type of ownership interest now or hereafter outstanding in excess of, (a) in the case of the redemption or repurchase by Borrower of equity interests held by RW VC S.a.r.l. a/k/a Vita Coco S.a.r.l. (“Reignwood Capital”) in Borrower, the redemption or repurchase (the terms “redemption” and “repurchase” are deemed to include within the meanings thereof the payment of the applicable redemption/repurchase price) in cash prior to March 31, 2021 of a portion of such equity interests for a maximum redemption/repurchase price of $55,000,000 (the “Permitted Redemption”), and (b) in any or all cases in the aggregate (inclusive of the Permitted Redemption), $60,000,000 in the 2020 calendar year; thereafter (in the case of either clause (a) or clause (b) above) there shall be no restriction on such dividends, distributions, redemptions, retirements, repurchases or the like, except as provided below (for the sake of clarity, the restrictions set forth in Sections 1.1(a) and 5.8(a) relating to a redemption or purchase involving Reignwood Capital shall not apply from and after March 31, 2021). Notwithstanding anything contained herein to the contrary, Borrower shall not pay any dividend, distribution or otherwise redeem, retire, repurchase or acquire ownership interests if, at the time of payment of the same or after giving effect to the same, an Event of Default exists or would, on a pro forma basis, result from the payment of the same.

SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any subsidiary’s assets now owned or hereafter acquired, except (i) any of the foregoing in favor of Bank, (ii) any of the foregoing which is existing as of the date hereof and set forth on (and all of which Borrower represents are disclosed on) Schedule 5.9, provided that any cash collateral set forth on such schedule which is securing Derivatives Contract indebtedness permitted under Section 5.11 shall at no time exceed, when aggregated with the aggregate amount of cash collateralizing any Derivatives Contract indebtedness permitted under Section 5.11 and which is incurred subsequent to the date hereof, $10,000,000 (“Permitted Derivatives Contract Liens”) (iii) (a) liens securing the indebtedness which is permitted to be incurred and secured under Section 5.4(c), but only to the extent such liens attach solely to the property so acquired in the applicable transaction, and (b) liens securing indebtedness which is permitted and secured under Sections 5.4(f), but only to the extent such liens attach solely to the property so acquired in the applicable transaction under Section 5.4(f) (“Permitted Target Liens”), (iv) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business (1) and securing amounts not yet due or (2) declared to be due by the claimant thereunder which are not overdue by more than thirty (30) days or amounts which are being contested in good faith and by appropriate proceedings and for which Borrower has maintained adequate reserves, provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such liens and the aggregate amount of obligations covered thereby under this clause (2) is less than $500,000 (“Permitted Warehouseman’s Liens”), (v) liens for taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or its subsidiaries, as the case may be, in conformity with generally accepted accounting principles, (vi) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of the business of the applicable person/entity, (vii) pledges and deposits made in the ordinary course of business in compliance with workers compensation, unemployment insurance and other social security laws and regulations in an aggregate amount not to exceed $500,000, (viii) liens granted by a subsidiary of Borrower in favor of Borrower and (viii) judgment liens in respect of judgments that do not (if any) constitute an Event of Default (collectively, “Permitted Liens”).

SECTION 5.10. FISCAL YEAR; STATUS AS A C-CORPORATION. Not change (a) its fiscal year/fiscal year-end (from a December 31st fiscal year end), or (b), in the case of Borrower, its status as a C-corporation for tax purposes.

SECTION 5.11. DERIVATIVES CONTRACTS. Neither Borrower nor any of its subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivatives Contracts made in the ordinary course of business consistent with past practice, entered into in order to manage existing or anticipated risk and not for speculative purposes. “Derivatives Contract” shall mean any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, foreign exchange hedging or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

SECTION 5.12. TRANSACTIONS WITH AFFILIATES. Neither Borrower nor any of its subsidiaries shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any affiliate of any such entity (but not including Borrower or any such subsidiaries), except (i) transactions pursuant to the reasonable requirements of the business of such entity and upon fair and reasonable terms which are no less favorable to such entity than would be obtained in a comparable arm’s length transaction with an entity that is not an affiliate and (ii) distributions permitted under Section 5.8.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any (i) principal or (ii) interest, fees or other amounts payable under any of the Loan Documents, which failure, in the case (and only in the case) of any of the items which are the subject of clause (ii) above, continues for at least three (3) business days after the applicable due date.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with: (1) any negative covenant set forth in Article V hereof; (2) any affirmative covenant which is the subject of any of Sections 4.2, 4.3, 4.9 or 4.11, provided that in the case of Section 4.3 and the time required to deliver any of the financial statements which are the subject thereof, any such failure shall continue for at least five (5) business days after the delivery date specified in such Section 4.3, except that, in the case of Section 4.3(a) and the time required to deliver any financial statements which are the subject thereof, such failure shall not constitute an Event of Default so long as a draft of the financial statements required by Section 4.3(a) are prepared by the accountants and delivered within fifteen (15) days of the date required by Section 4.3(a) and the final financial statements prepared by such accountants are delivered within thirty (30) days of the date required by Section 4.3(a); or (3) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(d) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1), and with respect to such default(s) that by their nature can be cured, such default shall continue for a period of twenty (20) days from the date that Borrower has knowledge/notice of any such default or would reasonably be expected to have knowledge of any such default; provided that, in the event that such Event of Default is not capable of being cured within such twenty (20) day period (the “Initial Period”) but is capable of being cured within an additional twenty (20) day period, Borrower shall be afforded an additional twenty (20) day period (i.e., in addition to the Initial Period) to cure such Event of Default so long as it commences at the beginning of the Initial Period to achieve such cure and diligently endeavors to achieve such cure during such Initial Period and thereafter diligently endeavors to achieve such cure during such subsequent twenty (20) day period.

(e) Any default in the payment or performance of any obligation (beyond the expiration of any applicable express notice or express cure periods), or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any of its subsidiaries has incurred any debt or other liability to any person or entity, including the Bank, provided that in the case of any such debt or liability owing to any person or entity other than Bank, the aggregate amount of such debts or liabilities owing to any such person/entity, or all such persons/entities in the aggregate, exceeds $500,000.

(f) Borrower, any of its subsidiaries or any Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any of its subsidiaries or any Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; Borrower, any of its subsidiaries or any Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any of its subsidiaries or any Guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any of its subsidiaries or any Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any of its subsidiaries or any Guarantor and not dismissed within sixty (60) days of the filing thereof.

(g) (i) One or more judgments or decrees shall be entered against Borrower or any of its subsidiaries, and at the same time shall be outstanding and not satisfied or vacated, involving in the aggregate a liability of $1,000,000 or more (net of insurance proceeds actually received by Borrower or its subsidiaries or actually received within thirty (30) days of such judgment) and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal, within thirty (30) days from the entry thereof, or (ii) any injunction, temporary restraining order or similar decree shall be issued against Borrower or any of its subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(h) Intentionally Omitted.

(i) The death or incapacity of Borrower or any Guarantor if an individual. The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Guarantor if a partnership. The dissolution, division, or liquidation of Borrower or any Guarantor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Guarantor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower or such Guarantor.

(j) any change in control of Borrower, with “control” defined as (A) the ownership of an aggregate of thirty percent (30%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest) on a fully diluted basis, or (B) the voting power to cause the direction of the management or policies of Borrower (whether through the ability to exercise voting power, by contract or otherwise); provided that, a change in control shall not be triggered by (i) changes in ownership or voting power relating to transfers of ownership from a current shareholder/stockholder/member solely to an affiliate of such person/entity or to Verlinvest Beverages S.A. or a Verlinvest Beverages S.A. affiliate or (ii) changes in ownership or voting power resulting from the consummation of the Permitted Redemption.

(k) There shall occur any event or circumstance that causes a material adverse effect on the business, financial condition, results of operations or prospects of Borrower or any of its subsidiaries, excluding any effect, to the extent outside of the reasonable control of Borrower or any of its subsidiaries, of the pandemic currently caused by the novel coronavirus (COVID-19) (each such event or circumstance, a “Material Adverse Effect”).

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default and during the continuance thereof: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable and Bank’s obligation to make any extensions of credit hereunder shall immediately terminate, without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; provided, however, that notwithstanding the foregoing to the contrary, upon the occurrence of any of the Events of Default which are the subject of any of Section 6.1(f), the foregoing indebtedness and obligations of Borrower shall automatically become due and payable, and Bank’s obligation to make any extensions of credit hereunder shall automatically terminate, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default and during the continuance thereof are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	ALL MARKET INC.

250 Park Avenue South, 7th Floor New York, NY 10003

	Attn:	Kevin Benmoussa

	Fax:	N/A

	Email:	####

With a copy of any notice of termination or default to:

THE GIANNUZZI GROUP, LLP

411 West 14th Street, 4th Floor

New York, NY 10014

Attn:	Nicholas L. Giannuzzi, Esq.

Fax:	N/A

Email:	####

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION

150 East 42nd Street, 39th Floor

New York, NY 10017

	Attention:	Raymond P. Darcy

Senior Vice President

Market Credit Leader

	Telephone:	####

	Fax:	####

	Email:	####

with a copy to:

DUANE MORRIS LLP

1540 Broadway, 14th Floor

New York, NY 10036

	Attention:	Laurence S. Hughes

	Telephone:	####

	Fax:	####

	Email:	####

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or email/pdf, upon receipt. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys’ fees of Bank, or the phrase “reasonable attorneys’ fees” or a similar phrase is used, it shall be Borrower’s obligation to pay the attorneys’ fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder so long as the recipient has a “need to know” such information and is bound by a duty of confidentiality (subject to “market” or customary exceptions).

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of the signature of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of New York (such State is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.10. BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.11. RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default and during the continuance thereof, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.12. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

Exhibit A-1

Promissory Note (Line of Credit)

AMENDED AND RESTATED

PROMISSORY NOTE

(LINE OF CREDIT)

$60,000,000	May 21, 2021

FOR VALUE RECEIVED, the undersigned, ALL MARKET INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 150 East 42nd Street, 39th Floor, New York, NY 10017, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Sixty Million Dollars ($60,000,000), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%) in effect on such day.

(b) “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(c) “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published, and further provided that if the Fed Funds Rate determined as provided above would be less than zero percent (0.0%), then the Fed Funds Rate shall be deemed to be zero percent (0.0%).

(d) “LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to Daily One Month LIBOR, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

(e) “LIBOR Period” means a period commencing on a New York Business Day and continuing for one, two or three months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(f) “London Business Day” means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

(g) “New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(h) “Prime Rate” means, at any time, the rate of interest most recently announced within the Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Bank may designate. If the rate of interest announced by the Bank as its Prime Rate at any time is less than zero percent (0.0%), then for purposes of this Note, the Prime Rate shall be deemed to be zero percent (0.0%).

(i) “State Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be a percentage equal to the LIBOR Margin (as defined below) above LIBOR in effect on the first day of the applicable LIBOR Period. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. “LIBOR Margin” shall mean the percentage determined as follows:

Level	Total Leverage Ratio (as defined in the Credit Agreement)	LIBOR Margin
I	Less than or equal to 1.25 to 1.00	1.00%
II	Greater than 1.25 to 1.00 but less than or equal to 2.00 to 1.00	1.25%
III	Greater than 2.00 to 1.00 but less than 2.50 to 1.0	1.50%
IV	Equal to or greater than 2.50 to 1.0	1.75%

The LIBOR Margin shall, in each case, be determined and adjusted quarterly on the first business day (as defined in the Credit Agreement) after the date on which the Bank has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year) or the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year), as applicable, and the certifications required to be delivered to the Bank in connection therewith (each, a “Determination Date”). Such LIBOR Margin shall be effective from such Determination Date until the next Determination Date. If the Borrower shall fail to provide the financial information or certifications required to determine the LIBOR Margin in accordance with the applicable provisions of the Credit Agreement or herewith in timely fashion (without regard to any grace or cure periods), the LIBOR Margin shall, on the date five (5) days after the date by which Borrower were so required to provide such financial information or certifications to the Bank, be based on Level IV until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then-current Total Leverage Ratio.

(b) Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time this Note is disbursed, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Base Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. in the jurisdiction described in “Governing Law” herein on a State Business Day at least three State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before principal is disbursed hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Base Rate interest selection for such disbursement or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than one State Business Day after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower absent manifest error. Should more than one person or entity sign this Note as a Borrower, any notice required above may be given by any one Borrower acting alone, which notice shall be binding on all other Borrowers.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower absent manifest error.

(d) Default Interest. The Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time otherwise applicable to this Note: (i) from and after the maturity date (to the extent that all Obligations relating to the same shall not have been irrevocably paid in full prior to such time); (ii) from and after the date prior to the maturity date when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a Swap Agreement is not a loan document):

(a) Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Note or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b) Benchmark Replacement Conforming Changes. Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c) Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

(d) Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

(i) “Benchmark” means, initially, LIBOR (including Daily One Month LIBOR, if applicable); provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(ii) “Benchmark Administrator” means, initially, ICE Benchmark Administration Limited, a United Kingdom company, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iii) “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Bank as of the applicable Benchmark Replacement Date:

(1) the sum of: (A) Term SOFR or, if Bank determines that Term SOFR for the Corresponding Tenor cannot be determined, Term SOFR for the longest tenor that can be determined by Bank that is shorter than the Corresponding Tenor, and (B) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for Term SOFR; provided, however, that this clause (1) shall not apply (i) to any borrowings under this Note if a Swap Agreement is in effect with respect to all or any portion of this Note as of the Benchmark Transition Event or Early Opt- in Election, and (ii) to any borrowings under this Note that bear interest at Daily One Month LIBOR;

(2) the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark for the Corresponding Tenor (which, without limitation, may be compounded SOFR in arrears, term SOFR, Bank’s Prime Rate, or another benchmark selected by Bank); and (B) the applicable spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank.

With respect to Bank’s decisions under this paragraph (2):

(i) if a Swap Agreement relating to a portion of this Note is in effect as of the Benchmark Transition Event or Early Opt-in Election, then Bank may without limitation, select (i) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the entire balance of this Note, or (ii) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the hedged portion of this Note, and the applicable Benchmark Replacement for the remaining non-hedged portion of this Note; and

(ii) in the case of a replacement rate for Daily One Month LIBOR, Bank may, without limitation, select SOFR notwithstanding the availability or feasibility of determining a daily one month SOFR; and

(iii) Bank’s selection of any applicable Benchmark Replacement shall give due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar- denominated syndicated or bilateral credit facilities at such time.

Provided, however, during any period of time that the Benchmark Replacement would be less than zero percent (0.0%), the Benchmark Replacement shall be deemed to be zero percent (0.0%) for the purposes of this Note and the related loan documents, subject to any applicable floor rate provision.

(iv) “Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, prepayment provisions and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank.

(v) “Benchmark Replacement Date” means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

(vi) “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer representative of underlying markets.

(vii) “Corresponding Tenor” means a tenor having approximately the same length as the Interest Period, provided, however, that the Corresponding Tenor for Daily One Month LIBOR shall be one day.

(viii) “Early Opt-in Election” means the election by Bank to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Bank of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar- denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) Term SOFR plus a spread adjustment that has been selected or recommended by the Relevant Governmental Body.

(ix) “Interest Period” means, initially, the applicable LIBOR Period, and if a Benchmark Replacement is applicable, the tenor of the Benchmark Replacement.

(x) “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(xi) “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator thereof, (or a successor administrator) on its website.

(xii) “Swap Agreement” means a swap agreement by and between Borrower and Bank or its affiliates.

(xiii) “Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(e) LIBOR Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority, the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The Announcements resulted in the occurrence of a Benchmark Transition Event with respect to LIBOR pursuant to the terms of this Note. Any obligation of Bank to notify Borrower of such Benchmark Transition Event pursuant to paragraph (c) of the provisions of this Note titled “Notices; Standards for Decisions and Determinations” shall be deemed satisfied.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on May 21, 2026 (or sooner if required pursuant to the express provisions hereof).

(b) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each calendar quarter, commencing on October 1, 2021, and on the maturity date set forth above.

(c) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Kevin Benmoussa or Amy Bobrow, any one acting alone (subject to any of Bank’s applicable authentication policies or procedures, which may require that a particular individual—including another specific individual listed above—provide verification of the identity of the requestor), who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower at the request of one of the individuals identified in sub-clause (i) above, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(d) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a) Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Five Hundred Thousand Dollars ($500,000); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)

Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)

Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(c) Application of Prepayments. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

(d) Mandatory Prepayment. If any Equity Interests (as defined below) shall be issued by Borrower, then, in each case, no later than five (5) Business Days after Borrower receives the Net Cash Proceeds (as defined below) therefrom, assuming/after the principal amount of the Term Note (as defined in the Credit Agreement) and all accrued interest thereon shall have been paid in full, the principal balance hereof shall, unless otherwise consented to in writing by Bank in its sole and absolute discretion, be prepaid by an amount equal to 100% of the amount of the Net Cash Proceeds from such issuance. “Equity Interests” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination. “Net Cash Proceeds” means, in connection with any issuance or sale of Equity Interests with respect to which the aggregate cash purchase price exceeds, (1) in the case of any single issuance or sale or related group of issuances/sales, $5 million, or (2) in the case of all issuances/sales in the aggregate, $10 million, the cash proceeds received therefrom in excess of the applicable $5 million or $10 million threshold, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, and other customary fees and expenses actually incurred in connection therewith.

(e) Payment of Interest. Upon and at the time of any prepayment which is the subject of any of clauses (a), (b) or (d) above, all accrued and unpaid interest on the amount prepaid shall also be paid (all in accordance with the applicable provisions hereof and of the Credit Agreement).

SWAP AGREEMENT PROVISIONS:

Borrower shall have the option, subject to Section 5.11 of the Credit Agreement, to put in place one or more Derivative Contracts in connection with the loan evidenced by this Note. Notwithstanding anything to the contrary set forth herein, at any time a Swap Agreement is in effect in connection with the loan evidenced by this Note, the following revisions to this Note shall apply with respect to an amount of principal outstanding hereunder equal to the lesser of (i) the principal balance outstanding hereunder and (ii) the notional amount of the Swap Agreement (the “Hedge Portion”):

(a) With respect to the Hedge Portion, no Base Rate interest rate option other than LIBOR interest option shall be available.

(b) With respect to the Hedge Portion, the following definition of “LIBOR Period” shall apply:

“LIBOR Period” means a period of one (1) month, with the understanding that (i) the initial LIBOR Period shall commence on the later of (A) the effective date of the Swap Agreement, and (B) the date this Note is initially disbursed, and shall continue up to, but shall not include, the first day of the immediately following month, (ii) thereafter, each LIBOR Period shall commence automatically, without notice to or consent from Borrower, on the first day of each month and continue up to, but shall not include, the first day of the immediately following month, (iii) if any LIBOR Period is scheduled to commence on a day which is not a New York Business Day, then such LIBOR Period shall commence on the next succeeding New York Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period), unless the result of such extension would be to cause such LIBOR Period to begin in the next calendar month, in which event such LIBOR Period shall commence on the immediately preceding New York Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period), and (iv) if, on the first day of the last LIBOR Period applicable hereto the remaining term of this Note is less than one (1) month, said LIBOR Period shall be in effect only until the scheduled maturity date hereof. A LIBOR Period that commences with respect to a Hedge Portion hereunder shall continue until its scheduled expiration date in accordance with the foregoing notwithstanding the termination of the Swap Agreement during such LIBOR Period.

Borrower understands and acknowledges that (i) any Swap Agreement constitutes an independent agreement between Borrower and Bank and will be unaffected by any repayment,

prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap Agreement, (ii) nothing in this Note shall be construed as a modification of a Swap Agreement or create an obligation to amend a Swap Agreement, (iii) Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap Agreement (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a Swap Agreement), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a Swap Agreement, and (iv) Bank has no obligation to modify, renew or extend the maturity date of this Note to match the maturity date of a Swap Agreement.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 12, 2020, as amended from time to time (including January 11, 2021) (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, after the expiration of any corresponding notice and/or cure periods provided in the Credit Agreement (if any), or any defined Event of Default under, and as defined in, the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate; provided, however, that notwithstanding the foregoing to the contrary, upon the occurrence of any of the Events of Default which are the subject of any of Section 6.1(f) of the Credit Agreement, the foregoing indebtedness and obligations of Borrower shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees but excluding all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Collateral Exclusion. No lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement (“Lien Document”) shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after May 12, 2020. As used herein, “Note Obligations” means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

(c) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(d) Governing Law. This Note shall be governed by and construed in accordance with the laws of New York, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

(e) Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank’s satisfaction. Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank’s satisfaction.

(f) Savings Clause. If at any time the interest rate set forth in this Note exceeds the maximum interest rate allowable under applicable law, the interest rate shall be deemed to be such maximum interest rate allowable under applicable law.

(g) Waivers. All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

(h) Execution. This Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

(i) Amendment and Restatement. This Note amends, restates and supersedes in its entirety, and is given as a replacement for, and not in satisfaction of or as a novation with respect to, that certain Note in the principal amount of Fifty Million Dollars ($50,000,000), executed by Borrower in favor of Bank and dated May 12, 2020, as amended or modified from time to time.

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

ALL MARKET INC.

By: /s/ Kevin Benmoussa
Name: Kevin Benmoussa
Title: CFO

Exhibit A-2

Promissory Note (Term Commitment Note)

2

PROMISSORY NOTE

(TERM COMMITMENT NOTE)

$30,000,000	May 21, 2021

FOR VALUE RECEIVED, the undersigned, ALL MARKET INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 150 East 42nd Street, 39th Floor, New York, NY 10017, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Million Dollars ($30,000,000), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%) in effect on such day.

(b) “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(c) “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published, and further provided that if the Fed Funds Rate determined as provided above would be less than zero percent (0.0%), then the Fed Funds Rate shall be deemed to be zero percent (0.0%).

(d) “LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to Daily One Month

LIBOR, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

(e) “LIBOR Period” means a period commencing on a New York Business Day and continuing for one, two or three months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(f) “London Business Day” means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

(g) “New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(h) “Prime Rate” means, at any time, the rate of interest most recently announced within the Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Bank may designate. If the rate of interest announced by the Bank as its Prime Rate at any time is less than zero percent (0.0%), then for purposes of this Note, the Prime Rate shall be deemed to be zero percent (0.0%).

(i) “State Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be a percentage equal to the LIBOR Margin (as defined below) above

LIBOR in effect on the first day of the applicable LIBOR Period. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. “LIBOR Margin” shall mean the percentage determined as follows:

Level	Total Leverage Ratio (as defined in the Credit Agreement)	LIBOR Margin
I	Less than or equal to 1.25 to 1.00	1.00%
II	Greater than 1.25 to 1.00 but less than or equal to 2.00 to 1.00	1.25%
III	Greater than 2.00 to 1.00but less than 2.50 to 1.0	1.50%
IV	Equal to or greater than 2.50 to 1.0	1.75%

The LIBOR Margin shall, in each case, be determined and adjusted quarterly on the first business day (as defined in the Credit Agreement) after the date on which the Bank has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year) or the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year), as applicable, and the certifications required to be delivered to the Bank in connection therewith (each, a “Determination Date”). Such LIBOR Margin shall be effective from such Determination Date until the next Determination Date. If the Borrower shall fail to provide the financial information or certifications required to determine the LIBOR Margin in accordance with the applicable provisions of the Credit Agreement or herewith in timely fashion (without regard to any grace or cure periods), the LIBOR Margin shall, on the date five (5) days after the date by which Borrower were so required to provide such financial information or certifications to the Bank, be based on Level IV until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then-current Total Leverage Ratio.

(b) Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time this Note is disbursed, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Base Rate or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. in the jurisdiction described in “Governing Law” herein on a State Business Day at least three State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before principal is disbursed hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Base Rate interest selection for such disbursement or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than one State Business Day after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower absent manifest error. Should more than one person or entity sign this Note as a Borrower, any notice required above may be given by any one Borrower acting alone, which notice shall be binding on all other Borrowers.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower absent manifest error.

(d) Default Interest. The Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time otherwise applicable to this Note: (i) from and after the maturity date (to the extent that all Obligations relating to the same shall not have been irrevocably paid in full prior to such time); (ii) from and after the date prior to the maturity date when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a Swap Agreement is not a loan document):

(a) Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then- current Benchmark for all purposes under this Note or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b) Benchmark Replacement Conforming Changes. Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c) Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

(d) Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

(i) “Benchmark” means, initially, LIBOR (including Daily One Month LIBOR, if applicable); provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(ii) “Benchmark Administrator” means, initially, ICE Benchmark Administration Limited, a United Kingdom company, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iii) “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Bank as of the applicable Benchmark Replacement Date:

(1) the sum of: (A) Term SOFR or, if Bank determines that Term SOFR for the Corresponding Tenor cannot be determined, Term SOFR for the longest tenor that can be determined by Bank that is shorter than the Corresponding Tenor, and (B) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for Term SOFR; provided, however, that this clause (1) shall not apply (i) to any borrowings under this Note if a Swap Agreement is in effect with respect to all or any portion of this Note as of the Benchmark Transition Event or Early Opt-in Election, and (ii) to any borrowings under this Note that bear interest at Daily One Month LIBOR;

(2) the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark for the Corresponding Tenor (which, without limitation, may be compounded SOFR in arrears, term SOFR, Bank’s Prime Rate, or another benchmark selected by Bank); and (B) the applicable spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank.

With respect to Bank’s decisions under this paragraph (2):

(i) if a Swap Agreement relating to a portion of this Note is in effect as of the Benchmark Transition Event or Early Opt-in Election, then Bank may without limitation, select (i) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the entire balance of this Note, or (ii) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the hedged portion of this Note, and the applicable Benchmark Replacement for the remaining non-hedged portion of this Note; and

(ii) in the case of a replacement rate for Daily One Month LIBOR, Bank may, without limitation, select SOFR notwithstanding the availability or feasibility of determining a daily one month SOFR; and

(iii) Bank’s selection of any applicable Benchmark Replacement shall give due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

Provided, however, during any period of time that the Benchmark Replacement would be less than zero percent (0.0%), the Benchmark Replacement shall be deemed to be zero percent (0.0%) for the purposes of this Note and the related loan documents, subject to any applicable floor rate provision.

(iv) “Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, prepayment provisions and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank.

(v) “Benchmark Replacement Date” means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

(vi) “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer representative of underlying markets.

(vii) “Corresponding Tenor” means a tenor having approximately the same length as the Interest Period, provided, however, that the Corresponding Tenor for Daily One Month LIBOR shall be one day.

(viii) “Early Opt-in Election” means the election by Bank to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Bank of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) Term SOFR plus a spread adjustment that has been selected or recommended by the Relevant Governmental Body.

(ix) “Interest Period” means, initially, the applicable LIBOR Period, and if a Benchmark Replacement is applicable, the tenor of the Benchmark Replacement.

(x) “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(xi) “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator thereof, (or a successor administrator) on its website.

(xii) “Swap Agreement” means a swap agreement by and between Borrower and Bank or its affiliates.

(xiii) “Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(e) LIBOR Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority, the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2- month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The Announcements resulted in the occurrence of a Benchmark Transition Event with respect to LIBOR pursuant to the terms of this Note. Any obligation of Bank to notify Borrower of such Benchmark Transition Event pursuant to paragraph (c) of the provisions of this Note titled “Notices; Standards for Decisions and Determinations” shall be deemed satisfied.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment of Principal. Borrower shall on the date hereof borrow, and may from time to time during the term of this Note partially or wholly repay its outstanding borrowings, but not reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on May 21, 2026 (or sooner if required pursuant to the express provisions hereof).

(b) Required Principal Payments. The outstanding principal balance of this Note shall be payable in equal (except for the final installment at maturity) consecutive quarterly installments over the term of this Note, with amortization based on a seven-year term/amortization period, in the amount of $1,071,428.57 each, commencing on October 1, 2021, and continuing on the first day of each calendar quarter thereafter up to and including May 1, 2026, with a final installment consisting of all remaining unpaid principal due and payable in full on May 21, 2026.

(c) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each calendar quarter, commencing on October 1, 2021, and on the maturity date set forth above.

(d) Advances. The advance hereunder, in the total amount of the principal sum stated above, shall (subject to the provisions hereof) be made by the holder at the written request of Kevin Benmoussa or Amy Bobrow, either one acting alone (subject to any of Bank’s applicable authentication policies or procedures, which may require that a particular individual—including another specific individual listed above—provide verification of the identity of the requestor), who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above.

(e) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a) Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Five Hundred Thousand Dollars ($500,000); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)

Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)

Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(c) Mandatory Prepayment. If any Equity Interests (as defined below) shall be issued by Borrower, then, in each case, no later than five (5) Business Days after Borrower receives the Net Cash Proceeds (as defined below) therefrom, the principal balance hereof shall, unless otherwise consented to in writing by Bank in its sole and absolute discretion, be prepaid (in inverse order of the maturity thereof) by an amount equal to 100% of the amount of the Net Cash Proceeds from such issuance. “Equity Interests” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination. “Net Cash Proceeds” means, in connection with any issuance or sale of Equity Interests with respect to which the aggregate cash purchase price exceeds, (1) in the case of any single issuance or sale or related group of issuances/sales, $5 million, or (2) in the case of all issuances/sales in the aggregate, $10 million, the cash proceeds received therefrom in excess of the applicable $5 million or $10 million threshold, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, and other customary fees and expenses actually incurred in connection therewith.

(d) Application of Prepayments. If principal under this Note is payable in more than one installment or payment, then any prepayments of principal shall be applied to the outstanding principal balance in the inverse order of maturity.

(e) Payment of Interest. Upon and at the time of any prepayment which is the subject of any of clauses (a)-(c) above, all accrued and unpaid interest on the amount prepaid shall also be paid (all in accordance with the applicable provisions hereof and of the Credit Agreement).

SWAP AGREEMENT PROVISIONS:

Borrower shall have the option, subject to Section 5.11 of the Credit Agreement, to put in place one or more Derivative Contracts in connection with the loan evidenced by this Note. Notwithstanding anything to the contrary set forth herein, at any time a Swap Agreement is in effect in connection with the loan evidenced by this Note, the following revisions to this Note shall apply with respect to an amount of principal outstanding hereunder equal to the lesser of (i) the principal balance outstanding hereunder and (ii) the notional amount of the Swap Agreement (the “Hedge Portion”):

(a)	With respect to the Hedge Portion, no Base Rate interest rate option other than LIBOR interest option shall be available.

(b)	With respect to the Hedge Portion, the following definition of “LIBOR Period” shall apply:

“LIBOR Period” means a period of one (1) month, with the understanding that (i) the initial LIBOR Period shall commence on the later of (A) the effective date of the Swap Agreement, and (B) the date this Note is initially disbursed, and shall continue up to, but shall not include, the first day of the immediately following month, (ii) thereafter, each LIBOR Period shall commence automatically, without notice to or consent from Borrower, on the first day of each month and continue up to, but shall not include, the first day of the immediately following month, (iii) if any LIBOR Period is scheduled to commence on a day which is not a New York Business Day, then such LIBOR Period shall commence on the next succeeding New York Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period), unless the result of such extension would be to cause such LIBOR Period to begin in the next calendar month, in which event such LIBOR Period shall commence on the immediately preceding New York Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period), and (iv) if, on the first day of the last LIBOR Period applicable hereto the remaining term of this Note is less than one (1) month, said LIBOR Period shall be in effect only until the scheduled maturity date hereof. A LIBOR Period that commences with respect to a Hedge Portion hereunder shall continue until its scheduled expiration date in accordance with the foregoing notwithstanding the termination of the Swap Agreement during such LIBOR Period.

Borrower understands and acknowledges that (i) any Swap Agreement constitutes an independent agreement between Borrower and Bank and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap Agreement, (ii) nothing in this Note shall be construed as a modification of a Swap Agreement or create an obligation to amend a Swap Agreement, (iii) Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap Agreement (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a Swap Agreement), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a Swap Agreement, and (iv) Bank has no obligation to modify, renew or extend the maturity date of this Note to match the maturity date of a Swap Agreement.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 12, 2020, as amended from time to time (including as of January 11, 2021) (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, after the expiration of any corresponding notice and/or cure periods provided in the Credit Agreement (if any), or any defined Event of Default under, and as defined in, the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate; provided, however, that notwithstanding the foregoing to the contrary, upon the occurrence of any of the Events of Default which are the subject of any of Section 6.1(f) of the Credit Agreement, the foregoing indebtedness and obligations of Borrower shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees but excluding all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Collateral Exclusion. No lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement (“Lien Document”) shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after May 12, 2020. As used herein, “Note Obligations” means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

(c) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(d) Governing Law. This Note shall be governed by and construed in accordance with the laws of New York, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

(e) Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank’s satisfaction. Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank’s satisfaction.

(f) Savings Clause. If at any time the interest rate set forth in this Note exceeds the maximum interest rate allowable under applicable law, the interest rate shall be deemed to be such maximum interest rate allowable under applicable law.

(g) Waivers. All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

(h) Execution. This Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

ALL MARKET INC.

By: /s/ Kevin Benmoussa
Name: Kevin Benmoussa
Title: CFO